Exhibit 99.1

C/O BROADRIDGE CORPORATE ISSUERSOLUTIONS, INC.
P.O. BOX 1342 BRENTWOOD, NY 11717
Date SEQ#
Name1 Name2 Name3 Name4 Address1 Address2 Address3 Address4 City, State ZIP Country

Dear Stockholder:
I am pleased to announce that we have appointed Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) as the transfer agent and registrar for shares of our common stock. In this capacity, Broadridge will manage all stock registry requests for stockholders, including change of address, certificate replacement and transfer of shares. In addition, Broadridge will administer the Annual Meeting process. This change to Broadridge from our former transfer agent and registrar, Computershare, was effective August 4, 2017.
Broadridge is looking forward to working with Northfield Bancorp, Inc. and our stockholders. Broadridge’s business model is focused on companies just like ours and I believe that you will appreciate how Broadridge services your account.
Please visit Broadridge Shareholder Services on the web at shareholder.broadridge.com/nfbk. There you will find important updates, a knowledge center, and access to the shareholder portal. The portal allows you to view your holdings, manage your preferences, and take action on your investments. You will need the following new account number.
Your New Account Number Is:
To use the shareholder portal, please follow the steps below:

•	Navigate to shareholder.broadridge.com/nfbk.

•	Click on the “Login/Create Profile/Link Accounts – Click Here” button at the top right of the webpage.

•	Click on the “Create Profile” button under First Time Users.

•	Choose your account type** from the three revolving boxes.

•	Follow the online instructions to create an online profile.
** If your shares are registered as a trustee, custodianship, corporate account, IRA/retirement or non-US citizen, an additional pin number will be required. Follow the on-screen instructions in order to have a letter mailed to you containing your pin number and further instructions.
New Contact Information:
Website:    shareholder.broadridge.com/nfbk E-mail:    shareholder@broadridge.com Telephone:    (866)-741-8158 or (720)-414-6857
Mail:    Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342 Brentwood, NY 11717
We encourage you to Go Green – Sign up for E-Delivery and manage electronic delivery preferences for future important correspondence.
Very truly yours,
Northfield Bancorp, Inc.
John W. Alexander, Chairman and CEO